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                                                                    Exhibit 99.2

                               Contact:  Sitrick And Company
                                         Anita-Marie Hill
                                         Jennifer Mercer
                                         303-568-8490
                                         or
                                         310-788-2850
For Immediate Release
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               Bankruptcy Court Grants Einstein/Noah Bagel Corp.
            Interim Approval for $31 Million DIP Financing; Grants
          First Day Orders, Approves Request to Pay Trade Vendors for
                           Pre-Petition Obligations

     Golden, Co. - April 28, 2000 - Einstein/Noah Bagel Corp. (OTCBB: ENBX) announced today that it has received Bankruptcy Court approval for interim use of $31 million of the Company's $36 million in debtor-in-possession (DIP) financing from the Company's existing bank lenders, led by Bank of America, N.A. Authorization for the full $36 million will be considered by the Bankruptcy Court on May 22, 2000.

     The financing will be used to provide funding for post-petition trade and employee obligations, as well as ongoing operating needs during the restructuring process.

     In related actions, the Court has approved other "first-day orders" which among other things, will allow ENBC to continue to provide salaries, wages and benefits to all employees and to pay in full its regular trade vendors who continue to provide goods and services for all pre-petition obligations in the ordinary course of business.

     "We are extremely pleased to have received approval of these items as it assures the continuation of our business and demonstrates our commitment to our
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vendors and employees," said the Company's chief executive officer, Robert
Hartnett.

     Einstein/Noah Bagel Corp. and its majority-owned operating subsidiary Einsteion/Noah Bagel Partners, L.P. filed Chapter 11 petitions in the U.S. Bankruptcy Court in Phoenix, Arizona on April 27, 2000.

     Currently, ENBC, through Bagel Partners, operates 465 retail bagel stores in 29 states and the District of Columbia operating under the Einstein Bros.
and Noah's New York Bagels brand names. Einstein Bros. and Noah's stores are unique bagel cafes and bakeries featuring fresh-baked bagels, a variety of cream cheese spreads, specialty coffee drinks, soups, sandwiches and salads.

                                     # # #
Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, which may cause the actual results, performance or achievements of the Company, Einstein/Noah Bagel Partners, L.P., Einstein Bros. stores and Noah's New York Bagels stores to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements.

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